Exhibit 99.1
Wynn Resorts Announces Commencement of Tender Offer for Cash by Wynn Las Vegas, LLC for its 5.500% Senior Notes due 2025

LAS VEGAS, February 8, 2024 (BUSINESS WIRE) — Wynn Resorts, Limited (NASDAQ:WYNN) (“Wynn Resorts”) announced today that its indirect wholly-owned subsidiary, Wynn Las Vegas, LLC (“Wynn Las Vegas”) has commenced a cash tender offer (the “Tender Offer”) to purchase a portion of Wynn Las Vegas and Wynn Las Vegas Capital Corp.’s (collectively, the “Issuers”) 5.500% Senior Notes due 2025 (the “Notes”) in a principal amount of up to $800 million, exclusive of any applicable premiums paid in connection with the Tender Offer and accrued and unpaid interest. The terms and conditions of the Tender Offer are set forth in an Offer to Purchase, dated February 8, 2024 (the “Offer to Purchase”), which is being sent to all registered holders (collectively, the “Holders”) of Notes.

Title of Security	Issuers	CUSIP Numbers (1)	Principal Amount Outstanding (2)	Tender Cap	Base Consideration (3)(4)	Early Tender Premium (3)	Total Consideration (3)(4)
5.500% Senior Notes due 2025	Wynn Las Vegas, LLC Wynn Las Vegas Capital Corp.	983130 AV7 U98347 AK0	$1,400,001,000	$800,000,000	$972.17	$30.00	$1002.17
(1) No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release, the Offer to Purchase or printed on the Notes. They are provided solely for the convenience of Holders of the Notes.
(2) Includes $20.0 million in principal balance of Notes held by Wynn Resorts. Wynn Resorts will not participate in this Offer.
(3) Per $1,000 principal amount of Notes.
(4) Excludes Accrued Interest, which will be paid in addition to the Base Consideration or the Total Consideration, as applicable.

Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on February 22, 2024, unless extended (such date and time, as the same may be extended, the “Early Tender Time”) in order to be eligible to receive the Total Consideration. Holders of Notes who validly tender their Notes after the Early Tender Time and on or before the Expiration Time (as defined below) will be eligible to receive only the applicable Base Consideration, which is equal to the Total Consideration minus the Early Tender Premium, as set forth in the table above. In addition to the applicable consideration, Holders whose Notes are accepted for purchase in the Tender Offer will receive accrued and unpaid interest to, but excluding, the date on which the Tender Offer is settled (“Accrued Interest”). The settlement date for Notes validly tendered and accepted for purchase before the Early Tender Time (if Wynn Las Vegas, LLC elects to do so) is currently expected to be on or about February 23, 2024 and the final settlement date, if any, is expected to be March 11, 2024.

The Tender Offer is scheduled to expire at 5:00 P.M., New York City time, on March 8, 2024 unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on February 22, 2024, unless extended (the “Withdrawal Deadline”).

Completion of the Tender Offer is subject to certain market and other conditions, including Wynn Resorts Finance, LLC and Wynn Resorts Capital Corp.’s (the “New Notes Issuers”) arranging their new debt financing on terms satisfactory to them and receipt of the net proceeds therefrom. Wynn Las Vegas reserves the right, in its sole discretion, to waive any and all conditions to the Tender Offer with respect to the Notes.

If any Notes are validly tendered and the principal amount of such tendered Notes exceeds the Tender Cap as set forth in the table above, any principal amount of the Notes accepted for payment and purchased, on the terms and subject to the conditions of the Tender Offer, will be prorated based on the principal amount of validly tendered Notes, subject to the Tender Cap and any prior purchase of Notes on any day following the Early Tender Date and prior to the Expiration Date.

Exhibit 99.1
Any Notes that are validly tendered at or prior to the Early Tender Date (and not validly withdrawn at or prior to the Withdrawal Deadline) will have priority over any Notes that are validly tendered after the Early Tender Date. Accordingly, if the principal amount of any Notes validly tendered at or prior to the Early Tender Date (and not validly withdrawn at or prior to the Withdrawal Deadline) and accepted for purchase equals or exceeds the Tender Cap, no Notes validly tendered after the Early Tender Date will be accepted for purchase.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the Notes. The complete terms and conditions of the Tender Offer are described in the Offer to Purchase, a copy of which may be obtained from D.F. King & Co., Inc., the tender and information agent for the Tender Offer, at wynn@dfking.com, by telephone at (866) 796-3441 (U.S. toll free) and (212) 269-5550 (banks and brokers) or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Michael Horthman.

Wynn Las Vegas has engaged Deutsche Bank Securities Inc. and Scotia Capital (USA) Inc. to act as the dealer managers in connection with the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to Deutsche Bank Securities Inc. by telephone at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect) or Scotia Capital (USA) Inc. by telephone at (833) 498-1660.

Forward-Looking Statements

This release contains forward-looking statements, including those related to the tender for Notes and whether or not Wynn Las Vegas will consummate the Tender Offer. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, reductions in discretionary consumer spending, adverse macroeconomic conditions and their impact on levels of disposable consumer income and wealth, changes in interest rates, inflation, a decline in general economic activity or recession in the U.S. and/or global economies, extensive regulation of our business, pending or future legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political conditions, adverse tourism trends, travel disruptions caused by events outside of our control, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction and regulatory risks associated with current and future projects (including Wynn Al Marjan Island), cybersecurity risk and our leverage and ability to meet our debt service obligations. Additional information concerning potential factors that could affect Wynn Resorts’ financial results is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission from time to time. Neither Wynn Resorts nor Wynn Las Vegas are under any obligation to (and expressly disclaim any such obligation to) update or revise their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE:
Wynn Resorts, Limited

CONTACT:
Price Karr
702-770-7555
investorrelations@wynnresorts.com